                                                                    Exhibit 9(a)
                                   FORUM FUNDS
                              MANAGEMENT AGREEMENT


     AGREEMENT made the 18th day of December, 1995 between Forum Funds (the "Trust"), a corporation organized under the laws of the State of Delaware with its principal place of business at 2 Portland Square, Portland, Maine 04101, and Forum Financial Services, Inc. ("Forum"), a corporation organized under the laws of State of Delaware with its principal place of business at 61 Broadway, New York, New York 10006.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company and may issue its shares of common stock, $0.001 par value, in separate series and classes; and

     WHEREAS, the Trust desires that Forum perform administrative services for each of the series of the Trust as listed in Appendix A hereto (each a "Fund" and collectively the "Funds") and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, the Trust and Forum agree as follows:

     SECTION 1.  THE TRUST; DELIVERY OF DOCUMENTS

     The Trust is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in our Trust Instrument, By-Laws and registration statement filed with the Securities and Exchange Commission (the "SEC"), under the Act and the Securities Act of 1933 (the "Securities Act"), including any representations made in a prospectus ("Prospectus") or statement of additional information ("Statement of Additional Information") relating to a Fund contained therein and as may be supplemented from time to time, all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"). The Board is authorized to issue any unissued shares in any number of additional classes or series. The Trust has delivered copies of the documents listed in this Section and will from time to time furnish Forum with any amendments thereof.

     SECTION 2.  APPOINTMENT

     The Trust hereby employs Forum, subject to the direction and control of the Board, to manage all aspects of the Trust's operations with respect to each Fund except those which are the responsibility of any investment adviser to a Fund (the "Adviser").

     SECTION 3.  ADMINISTRATIVE DUTIES

     With respect to the Funds, Forum will arrange to:

     (a) provide the Trust, at the Trust's expense, with the maintenance of certain books and records, such as journals, ledger accounts and other records described in Rule 31a-1 under the Act, the transmission of purchase and redemption orders for shares of the Funds, the notification to the Trust's investment advisers of available funds for investment, and the reconciliation of account information and balances among its custodian, transfer agent and dividend disbursing agent and its investment adviser;

     (b) provide the Trust, at the Trust's expense, with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operation of its corporation, including the services described in Section 3(a);

     (c) oversee the performance of administrative and professional services rendered to the Trust by others, including the Trust's custodians, transfer agents and dividend disbursing agent, as well as accounting, auditing and other services performed for the Trust, including the calculation of the net asset value of shares of the Funds;

     (d) provide the Trust with adequate general office space and facilities;

     (e) oversee the preparation and the printing of the periodic updating of the Trust's registration statement, Prospectuses and Statement of Additional Information, the Trust's tax returns, and reports to its stockholders, the SEC and state securities administrators; and

     (f) maintain records relating to its services as are required to be maintained by the Trust under the Act. The books and records pertaining to the Trust which are in possession of Forum shall be the property of the Trust. The Trust, or the Trust's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by Forum to the Trust or the Trust's authorized representatives.

     SECTION 4.  STANDARD OF CARE

     The Trust shall expect of Forum, and Forum will give the Trust the benefit of, Forum's best judgment and efforts in rendering these services to the Trust, and the Trust agrees as an inducement to Forum's undertaking these services that Forum shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, Forum against any liability to the Trust or to its security holders to which Forum would otherwise be subject by reason of wilful misfeasance, bad faith or gross negligence in the performance of Forum's duties hereunder, or by reason of Forum's reckless disregard of its obligations and duties hereunder.

     SECTION 5.  COMPENSATION; EXPENSES

     (a) In consideration of the administrative services performed by Forum as described herein, the Trust will pay Forum, with respect to each Fund a fee at the annual rate as listed in Appendix A hereto. Such fee shall be accrued by the Trust daily and shall be payable monthly in arrears on the first day of each calendar month for services performed hereunder during the prior calendar month.

     (b) With respect to each Fund, Forum shall be responsible for the portion of the net expenses that relate to each of the Funds (except interest, taxes, brokerage, fees and expenses paid by the Trust pursuant to Rule 12b-1 under the Act, and organization expenses, all to the extent such exclusions are permitted by applicable state law and regulation) incurred by the Trust during each of its fiscal years or portion thereof that this Agreement is in effect which, as to a Fund, in any such year exceeds the limits applicable to the Fund under the laws or regulations of any state in which the shares of the Fund are qualified for sale (reduced pro rata for any portion of less than a year). This provision shall not apply with respect to those Funds for which Forum Advisors, Inc. serves as Adviser or those Funds for which an Adviser has agreed to a similar provision.

     (c) Subject to Section 3(b) hereof and any expense reimbursement arrangement between the Trust and any Adviser, the Trust shall be responsible and hereby assumes the obligation for payment of all its other expenses, including: (i) interest charges, taxes, brokerage fees and commissions; (ii) certain insurance premiums; (iii) fees, interest charges and expenses of the Trust's custodian, transfer agent and dividend disbursing agent; (iv) telecommunications expenses; (v) auditing, legal and compliance expenses; (vi) costs of the Trust's formation and maintaining its existence; (vii) costs of preparing and printing the Trust's prospectuses, statements of additional information, account application forms and shareholder reports and delivering them to existing and prospective shareholders; (viii) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts and of calculating the net asset value of shares of the Trust; (ix) costs of reproduction, stationery and supplies; (x) compensation of the Trust's Trustees, officers, employees and other personnel performing services for the Trust who are not officers of the Adviser, of Forum Financial Services, Inc. or of affiliated persons of either; (xi) costs of corporate meetings; (xii) registration fees and related expenses for registration with the Commission and the securities regulatory authorities of other countries in which the Trust's shares are sold; (xiii) state securities law registration fees and related expenses; (xiv) the fees payable hereunder and the fees payable to any investment adviser to the Trust under any investment advisory or similar agreement; (xv) and all other fees and expenses paid by the Trust pursuant to any distribution or shareholder service plan adopted pursuant to Rule 12b-1 under the Act or otherwise.

     SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective with respect to each Fund on the date of its execution or amendment to include the Fund. Upon effectiveness of this Agreement with respect to a Fund, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Fund.

     (b) This Agreement shall continue in effect with respect to a Fund for a period of one year from its effectiveness and shall continue in effect for successive twelve-month periods; provided, however, that continuance is specifically approved at least annually (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund and (ii) by a vote of a majority of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if the continuation of this Agreement is not approved as to a Fund, Forum may continue to render to the Fund the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder.

     (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (i) by the Board on 60 days' written notice to Forum or (ii) by Forum on 60 days' written notice to the Trust. This Agreement shall terminate upon assignment.

     SECTION 7.  ACTIVITIES OF FORUM

     Except to the extent necessary to perform Forum's obligations hereunder, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's officers, trustees or employees who may also be a trustee, officer or employee of the Trust, or persons otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

     SECTION 8.  MISCELLANEOUS

     (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     (b) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (c) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

     (d) The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person," and "assignment" shall have the meanings ascribed thereto in the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                        FORUM FUNDS


                                         /s/ John Y. Keffer
                                        --------------------
                                        John Y. Keffer
                                          President


                                        FORUM FINANCIAL SERVICES, INC.


                                         /s/ David R. Keffer
                                        --------------------
                                        David R. Keffer
                                          Vice President

                                   FORUM FUNDS
                              MANAGEMENT AGREEMENT

                                DECEMBER 18, 1995

                                   APPENDIX A


                                      Management Fee as a % of
                                      the Annual Average Daily
        Fund                           Net Assets of the Fund
        ----                          ------------------------

Investors Bond Fund                             0.30%
TaxSaver Bond Fund                              0.30%
Maine Municipal Bond Fund                       0.30%
New Hampshire Bond Fund                         0.30%